Exhibit 99.1

Ladder Capital Corp Announces Retirement of Michael Mazzei and His Appointment to the Board of Directors and Promotion of Pamela McCormack to President

NEW YORK, NY, June 22, 2017 — Ladder Capital Corp (“Ladder” or the “Company”) (NYSE: LADR) today announced that effective June 22, 2017, Michael Mazzei will be retiring as President of Ladder to join the Company’s Board of Directors and its Risk and Underwriting Committee. Co-founder Pamela McCormack, 46, has been with Ladder since its inception in 2008 and will be promoted from Chief Operating Officer to President.

“This new structure will provide for a seamless transition and consistency in the management of Ladder,” said Brian Harris, Ladder’s Chief Executive Officer. “Mike will remain a valuable resource in his new role and Pamela, a trusted leader who has played a pivotal role in our success and growth, will continue to be a driving force of Ladder’s progress.”

About Ladder

Ladder is an internally-managed real estate investment trust that is a leader in commercial real estate finance. Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Ladder’s investment activities include: (i) direct origination of commercial real estate first mortgage loans; (ii) investments in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) investments in net leased and other commercial real estate equity. Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City and has branches in Los Angeles and Boca Raton.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Ladder believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as its consolidated financial statements, related notes, and other financial information appearing therein, and its other filings with the U.S. Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Ladder expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

Investor Contact

Ladder Capital Corp Investor Relations
(917) 369-3207
investor.relations@laddercapital.com